Exhibit 23 .1 Consent of PricewaterhouseCoopers LLP
CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Transit Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-48939 and 333-6880) of Transit Group, Inc. of our report dated March 30, 2000 relating to the financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 30, 2000